Exhibt 4.10

CABELA’S INCORPORATED

AMENDMENT NO. 2 TO NOTE AGREEMENTS

Re:    Note Agreement dated as of January 1, 1995

and

$10,000,000 8.79% Senior Notes, Series A

Due January 1, 2007

and

$5,000,000 9.01 % Senior Notes, Series B

Due January 1, 2007

and

$5,000,000 9.19% Senior Notes, Series C

Due January 1, 2010

To the Holders of the Notes named on Schedule I hereto	Dated as of September 1, 2000

Ladies and Gentlemen:

Reference is hereby made to the separate Note Agreements dated as of January 1, 1995 by and among Cabela’s Incorporated, a Nebraska corporation (the “Company”), and each of you (as heretofore amended by Amendment No. 1 dated as of June 30, 1997 and as further amended by this Amendment No. 2, the “Note Agreements”) under and pursuant to which $10,000,000 aggregate principal amount of 8.79% Senior Notes, Series A due January 1, 2007 (the “Series A Notes”), $5,000,000 aggregate principal amount of 9.01% Senior Notes, Series B due January 1, 2007 (the “Series B Notes”) and $5,000,000 aggregate principal amount of 9.19% Senior Notes, Series C due January 1, 2010 (the “Series C Notes” and, collectively with the Series A Notes and the Series B Notes, the “Notes”) of the Company were issued. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Note Agreements.

On June 26, 2000 the Subsidiaries of the Company consisting of (i) Cabela’s Catalog, Inc., (ii) Cabela’s Promotions, Inc., (iii) Cabela’s Retail, Inc., (iv) Cabela’s Outdoor Adventures, Inc., (v) Cabelas.com, Inc., (vi) Cabela’s Wholesale, Inc., (vii) Cabela’s Ventures, Inc. and (viii) Van Dyke Supply Company, Inc. (the Subsidiaries being herein referred to collectively as the “Co-Obligor Subsidiaries”) and together with the Company (being sometimes herein referred to collectively as the “Obligors”) entered into an Amended and Restated Loan Agreement for Revolving Loan and Term Loan dated June 26, 2000 with the Banks referred to therein and in connection therewith certain Subsidiary guaranties of bank debt were terminated. In connection with the foregoing the Company desires that the Note Agreements be amended as hereinafter set forth. Pursuant to Section 7.1 of the Note Agreements, holders of at least 51% in aggregate principal amount of the outstanding Notes of a Series must consent to such amendments with respect to such Series. Since you are the holders of the outstanding Notes in the principal amounts and in the Series as set forth opposite your names on Schedule I hereto, the Company hereby requests that you accept the amendments as set forth below. Upon satisfaction of the conditions precedent set forth in Section 3 hereto’ this instrument shall constitute an agreement which amends the Note Agreements as of the Second Amendment Closing Date (defined in Section 3 hereto) in the respects, but only in the respects, hereinafter set forth:

SECTION 1. AMENDMENTS TO NOTE AGREEMENTS.

Section 1.1 Amendment to Section 1.1. Section 1.1 is hereby amended by adding at the end of Section 1.1 a paragraph which reads as follows:

“From and after the Second Amendment Closing Date the following Subsidiaries will become co-obligors (the “Co-Obligor Subsidiaries”) with the Company (collectively with the Company, the “Obligors”) with respect to the Company’s obligations under the Notes and the Agreements as hereinafter provided with the result that the Company and the Co-Obligor Subsidiaries shall be jointly and severally liable with respect thereto: (i) Cabela’s Catalog, Inc., (ii) Cabela’s Promotions, Inc., (iii) Cabela’s Retail, Inc. (iv) Cabela’s Outdoor Adventures, Inc., (v) Cabelas.com, Inc., (vi) Cabela’s Wholesale, Inc., (vii) Cabela’s Ventures, Inc. and (viii) Van Dyke Supply Company, Inc. Upon the Second Amendment Closing Date, the forms of the Series A Notes, Series B Notes and Series C Notes shall be restated in their entirety in the respective forms set forth in Amendment No. 2 as Exhibit A, Exhibit B and Exhibit C, respectively, and each holder of the outstanding Notes of any such Series (“Existing Notes”) shall receive new Notes in the form of the Exhibit for such Series executed by the Obligors with the same terms and principal amounts as, and in exchange for, such Existing Notes (the “New Notes”).”

Section 1.2 Amendments to Section 1.2. Section 1.2 is hereby restated in its entirety to read as follows:

“Section 1.2. Security for the Notes. Upon the Second Amendment Closing Date, the Guaranty Agreements securing payment of the Notes by Sportsman’s Quest, Inc., Cabela’s Retail, Inc., and Cabela’s Ventures, Inc. will be cancelled. As a result of the cancellation of such Guaranty Agreements and cancellation of guaranties of bank debt by the three Subsidiaries referred to in the prior sentence, the holders of the Notes, the Banks and U.S. Bank National Association, as Collateral Agent (the “Collateral Agent”) have agreed to revise and restate the existing Amended and Restated Intercreditor Agreement dated as of June 30, 1997 as the Amended and Restated Intercreditor Agreement dated as of September 1,2000 (the “Revised Intercreditor Agreement”) in the form attached to Amendment No. 2 as Exhibit D, with the Revised Intercreditor Agreement becoming effective upon the Second Amendment Closing Date.”

Section 1.3 Amendments to Section S.

(a) Section 53(a)(2) is hereby restated in its entirety to read as follows:

“(2) the sum of (i) secured Consolidated Debt other than the Notes and the Bank Loans, plus (ii) unsecured Debt of all Restricted Subsidiaries (other than (x) Debt owed to the Company or to any Wholly-owned Restricted Subsidiary and (y) Debt with respect to the Notes and the Bank Loans) to exceed 25% of Total Capitalization.”

(b) Section 5.12 is hereby restated in its entirety to read as follows:

“Section 5.12. Guaranties and Subsidiary Obligors of Debt.

The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company which are limited in amount to a stated maximum dollar exposure or constitute Guaranties of obligations incurred by any Subsidiary in compliance with the provisions of the Agreements; provided, however, that (i) the Subsidiaries which became obligors of the Bank Loans on June 26, 2000 and which on the Second Amendment Closing Date become obligors of the Notes and the Agreements, shall be permitted to be such obligors as of the date they become such obligors and (ii) the Company will not permit any other Subsidiary to guaranty or become an obligor of the Bank Loans unless the Subsidiary becomes an additional obligor of the Bank Loans and prior to or concurrently with the execution and delivery of the instrument evidencing the same, such Subsidiary also executes and delivers to the holders of the Notes and the Collateral Agent documents satisfactory to the holders pursuant to which such Subsidiary becomes an additional obligor of the Notes and the Agreements and subject to the Revised Intercreditor Agreement.”

Section 1.4 Amendments to Section 6. Section 6.1 is amended by deleting paragraphs (h) and (i) and restating paragraph (f) in its entirety to read as follows:

“(f) Default shall occur in the observance or performance of any covenant or agreement contained in §5.5 through §5.12; or”

Section 1.5 Amendments to Section 8.1.

(a) The definitions of “Guarantors”, “Guaranty Agreements” and “Intercreditor Agreement” are hereby deleted.

(b) The following definitions are either added or otherwise restated:

“Amendment No. 2” shall mean Amendment No. 2 dated as of September 1, 2000 to the Agreements as previously amended by Amendment No. 1.

“Bank Agreement” shall mean the Amended and Restated Loan Agreement for Revolving Loan and Term Loan dated as of June 26, 2000.

“Bank Loans” shall mean the loans outstanding from time to time under the Bank Agreement.

“Banks” shall mean the following banks which are parties to the Bank Agreement: (i) U.S. Bank National Association, (ii) Firstar Bank, N.A., (iii) Comerica Bank and (iv) National Bank of Commerce Trust and Savings Association.

“Co-Obligor Subsidiaries” shall have the meaning set forth in §1.1.

“Existing Notes” shall have the meaning set forth in §1.2.

“New Notes” shall have the meaning set forth in §1.2.

“Obligors” shall have the meaning set forth in §1.1.

“Operative Agreements” shall mean the Agreements and the Revised Intercreditor Agreement.

“Revised Intercreditor Agreement” shall have the meaning set forth in §1.2.

“Second Amendment Closing Date” shall have the meaning set forth in Amendment No. 2.

Section 1.6 Various Amendments Relating to Obligations of the Obligors.

(a) In Section 2.7, (i) the phrase in the fourth line which provides “the Company will punctually pay” is changed to read “the Obligors will punctually pay” and (ii) the phrase in the fourth line from the end which provides “the Company will make such payments” is changed to read “the Obligors will make such payments”.

(b) In Section 6.3, (i) in the third sentence the phrase “the Company will forthwith pay” is changed to read “the Obligors will forthwith pay” and (ii) in the fifth sentence the phrase “Company further agrees” is changed to read “Obligors further agree”.

(c) In Sections 7.1, 7.2, 7.3, 9.2 and 9.3, the word “Company” is changed in each place it appears to read “Obligors”.

(d) In Section 9.4, (i) in the first sentence the phrase “the Company agrees to pay” is changed to read “the Obligors agree to pay” and the phrase “by the Company of its obligations under” is changed to read “by the Obligors of their obligations under”, (ii) in the second sentence the phrase “the Company also agrees” is changed to read “the Obligors also agree”, and (iii) in the third sentence the phrase “The Company agrees to protect and indemnify you” is changed to read “The Obligors agree to protect and indemnify you”.

(e) In Section 9.7, the phrase “the Company” shall be changed to read “each of the Obligors”.

SECTION 2. WARRANTIES AND REPRESENTATIONS.

The Obligors represent and warrant that all representations and warranties set forth in Annex A attached hereto are true and correct as of the Second Amendment Closing Date.

SECTION 3. CONDITIONS PRECEDENT.

This Amendment No. 2 to Note Agreements (“Amendment No. 2”) is subject to the following conditions precedent being fulfilled by the Company and shall be effective as of September 21, 2000 (the “Second Amendment Closing Date”):

Section 3.1 Opinion of Counsel. You shall have received from Koley Jessen P.C., counsel for Obligors, their opinion dated the Second Amendment Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Annex B hereto.

Section 3.2 Consent. The Company shall have obtained your written consent as evidenced by your signature at the foot of this Amendment No. 2.

Section 3.3 Payment of Fees and Expenses. The reasonable fees and disbursements of Chapman and Cutler, your special counsel, relating to the preparation, execution and delivery of this Amendment No. 2 and related matters shall have been paid by the Company to the extent reflected in a statement of such counsel rendered to the Company.

Section 3.4 New Notes. Each of the New Notes in the form attached hereto as Exhibits A, B and C shall have been exchanged for the Existing Notes as provided in the amendment contained in Section 1.1 of this Amendment No. 2.

Section 3.5 Amended and Restated Intercreditor Agreement. Each of the parties thereto shall have executed and delivered the Amended and Restated Intercreditor Agreement in the form attached hereto as Exhibit D.

SECTION 4. RELEASE OF COLLATERAL.

The undersigned Noteholders acknowledge receipt of a written notice from the Company and the Banks of their decision to terminate the three Guaranty Agreements previously delivered to the Collateral Agent by Sportsman’s Quest, Inc., Cabela’s Retail, Inc and Cabela’s Ventures, Inc. The Noteholders hereby agree that upon satisfaction of the conditions set forth in Section 3 hereof, the Noteholders will execute and deliver to the Company and/or the Banks any additional documents and instruments reasonably requested in order to effectuate the termination of such Guaranty Agreements.

SECTION 5. MISCELLANEOUS PROVISIONS.

Section 5.1 Ratification of Note Agreements. Except as herein expressly amended, the Note Agreements are in all respects ratified and confirmed. If and to the extent that any of the Cabela’s Incorporated Amendment No. 2 terms or provisions of the Note Agreements are in conflict or inconsistent with any of the terms or provisions of this Amendment No. 2, this Amendment No. 2 shall govern.

Section 5.2 Counterparts. This Amendment No. 2 may be simultaneously executed in any number of counterparts, and all such counterparts together, each as an original, shall constitute but one and the same instrument.

Section 5.3 Reference to Note Agreements. Any and all notices, requests, certificates and any other instruments, including the Notes, may refer to the Note Agreements or the Note Agreements dated as of January 1, 1995, without making specific reference to this Amendment No. 2, but all such references shall be deemed to include this Amendment No. 2.

The execution hereof by you shall constitute an agreement between us and for the uses and purposes hereinabove set forth, and this Amendment No. 2 to Note Agreements may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

CABELA’S INCORPORATED

By	/s/ David A. Roehr

Its Vice President

CABELA’S CATALOG, INC.

By	/s/ David A. Roehr

Its Vice President

CABELA’S PROMOTIONS, INC.

By	/s/ David A. Roehr

Its Vice President

CABELA’S RETAIL, INC.

By	/s/ David A. Roehr

Its Vice President

CABELA’S OUTDOOR ADVENTURES, INC.

By	/s/ David A. Roehr

Its Vice President

CABELAS.COM, INC.

By	/s/ David A. Roehr

Its Vice President

CABELA’S WHOLESALE, INC.

By	/s/ David A. Roehr

Its Vice President

CABELA’S VENTURES, INC.

By	/s/ David A. Roehr

Its Vice President

VAN DYKE SUPPLY COMPANY, INC.

By	/s/ David A. Roehr

Its Vice President

Accepted as of the Second

Amendment Closing Date

UNITED OF OMAHA LIFE INSURANCE COMPANY

By	/s/ Curtis R. Caldwell

Its First Vice President

COMPANION LIFE INSURANCE COMPANY

By	/s/ Curtis R. Caldwell

Its Authorized Signer

MUTUAL OF OMAHA INSURANCE COMPANY

By	/s/ Curtis R. Caldwell

Its First Vice President